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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
EMS Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-76455, 33-50528, 333-20843, 333-32425, 333-35842, 333-86973 and
333-74770) and Form S-3 (Nos. 333-131042 and 333-131719) of EMS Technologies,
Inc. of our reports dated March 31, 2006, with respect to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 2005 and 2004 and related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report of Form 10-K of EMS Technologies, Inc.

In our report specified above, we state that we did not audit the consolidated financial statements and financial statement schedule of EMS Technologies Canada, Ltd., a wholly-owned subsidiary for the year ended December 31, 2003, which financial statements were audited by other auditors whose report has been furnished to us. Our opinion, insofar as it relates to EMS Technologies Canada, Ltd., is based solely on the report of the other auditors for the year ended December 31, 2003.

Our report dated March 31, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following regarding such material weaknesses:

     (a) The Company did not maintain adequate company level controls. Specifically, the Company's policies and procedures did not provide for sufficiently detailed supervisory review controls with respect to the accounting functions at the Company's operating divisions. This deficiency resulted in errors in the Company's preliminary 2005 consolidated financial statements, and more than a remote likelihood that a material misstatement would not be prevented or detected in the Company's annual or interim financial statements.

     (b) The Company's policies and procedures did not provide for a sufficiently detailed review regarding analysis of sales agreements and related documentation in accounting for assets/liabilities held for sale -- discontinued operations. This deficiency resulted in a material overstatement of the charge for asset impairment related to certain assets held for sale in the Company's preliminary 2005 consolidated financial statements.


                                    KPMG LLP
Atlanta, Georgia
March 31, 2006